Exhibit 8.1

List of Significant Subsidiaries

Name	Jurisdiction of Incorporation
China Telecom Global Limited (formerly known as China Telecom (Hong Kong) International Limited)	Hong Kong Special Administrative Region
China Telecom (Europe) Limited	London, United Kingdom
China Telecom System Integration Co., Limited	The People’s Republic of China
China Telecom (Americas) Corporation	Delaware, United States of America
China Telecom Best Tone Information Service Co., Limited	The People’s Republic of China
Zhejiang Yixin Technology Co., Ltd	The People’s Republic of China
China Telecom (Macau) Company Limited (formerly known as China Unicom (Macau) Company Limited)	Macau Special Administrative Region
Tianyi Telecom Terminals Company Limited (formerly known as Unicom Huasheng Telecommunications Technology Company Limited)	The People’s Republic of China
E-surfing Pay Co., Ltd (formerly known as Bestpay Co., Ltd.)	The People’s Republic of China
Shenzhen Shekou Telecommunications Company Limited	The People’s Republic of China
iMUSIC Culture & Technology Co., Ltd.	The People’s Republic of China
Tianyi Capital Holding Co., Ltd.	The People’s Republic of China
China Telecom Leasing Corporation Limited	The People’s Republic of China
China Telecom Group Finance Co., Ltd.	The People’s Republic of China